SEPARATION AGREEMENT

PURSUANT TO THIS SEPARATION AGREEMENT (“Agreement”) by and between Deena P. Redding (“Employee”) and OmniMetrix, LLC The term "Company" also includes the company's parents, subsidiaries, affiliates and all related companies, as well as their respective officers, managers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.
on behalf of itself and its successors and assigns (collectively, the "Company"), for good and valuable consideration more fully described below, it is hereby agreed that:

1.Employment Status. As of July 25, 2013 ("Separation Date"), Employee has voluntarily resigned her employment with the Company and from all offices and positions therewith. Solely as an independent contractor, Employee will make herself available at reasonable times upon prior request through December 31, 2013 to assist Company with customer orders for the cathodic protection and power generation markets. In exchange, Employee shall receive an additional payment of $16,666 for every additional 500 units installed and billable pursuant to binding customer orders (“Tranche”), not to exceed a maximum of 3,000 additional units (i.e., $100,000), that become effective following July 25, 2013 through December 31, 2013 (the “Consulting Period”). No partial payments shall be made on orders less than a full Tranche and in all cases provided the applicable order is received on or before the end of the Consulting Period. Any amounts due under this Section 1 shall be paid to Employee on or before January 31, 2014.

2.Separation Payment. Subject to the terms of this Agreement and provided that Employee has complied with this Agreement in all respects, the Company agrees to pay Employee severance equal to six months’ of salary consistent with prior practice, less applicable taxes and withholdings on the Company’s regular payroll dates. The Company has paid, or will pay, Employee’s accrued vacation pay through the Separation Date with the July 31, 2013 payroll. No other wages or compensation are owed to Employee. To the extent employee has not complied with this Agreement, Company may withhold payment of any severance amount due under this Section 2 or any other amount due under Section 1 above.

3.Group Health and Other Insurance Benefits. If Employee is entitled to continuing health or dental insurance coverage under COBRA or similar law, the costs associated with Employee’s election of COBRA or similar benefits shall be paid by Employer for twelve months following the Separation Date, provided that to the extent employee has not complied with this Agreement, Company may withhold payment of such amounts and they shall become Employee’s sole responsibility. If Company maintains a life insurance policy for Employee’s benefit, it shall take reasonable steps at Employee’s request to assign the same to the Employee.

4.Return of Company Property. On the Separation Date, Employee will return to the Company in good condition all of the Company's property that is in her possession including (without limitation) keys; computers; office supplies; security cards; Company credit cards and confidential information. Employee certifies that she has not removed any of the foregoing Company property from the Company's premises. Employee further certifies that she has returned all Company property to the Company or that she will do so immediately after signing this Agreement.

5.	General Waiver and Releases.

A.Employee, for herself and on behalf of any executor, administrator, representative, attorney, agent, heir or assign, or anyone acting by or for Employee or on her behalf, hereby waives all claims against the Company, and releases Company of and from any and all claims, demands, actions, liabilities or damages

(including attorneys' fees), whether known or now unknown (including but not limited to claims arising out of or relating in any way whatsoever to Employee’s employment with Company and separation from such employment) existing or occurring on or prior to the date Employee signs this Agreement, including but not limited to any claims for a membership interest award and/or other equity-linked award or bonus, whether pursuant to any oral or written contract or otherwise including but not limited to that certain At-Will Employment, Confidential Information, Non-Competition and Invention Assignment Agreement dated as of February 15, 2012 (“Employment Agreement”). This waiver and release further includes, but is not limited to, claims arising under any and all federal, state and local constitutions, statutes, ordinances and regulations (such as, but not limited to, claims under Civil Rights Act of 1866 (Section 1981), 42 U.S.C. § 1981; the Civil Rights Act of 1991, Pub. L. No. 102-166, 105 stat. 1071 (1991); Executive Order 11246; the Equal Pay Act of 1963, 29 U.S.C. § 206; the Fair Labor Standards Act of 1938 (FLSA), 29 U.S.C. § 201, et seq.; the National Labor Relations Act (NLRA), 29 U.S.C. §151, et seq.; the Consolidated Omnibus Reconciliation Act of 1985 (COBRA), 29 U.S.C. §1161 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq.; the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621, et seq., including the Older Worker Benefits Protection Act of 1990; Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. § 12101, et seq.; the Family and Medical Leave Act (FMLA), 29 U.S.C. § 2601, et seq.; the Worker Adjustment & Retraining Notification Act (WARN), 29 U.S.C. § 2101, et seq.; the Fair Credit Reporting Act (FCRA), 15 U.S.C. § 1681, et seq.; the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. § 1001, et seq.; the Sarbanes-Oxley Act of 2002 (SOX), Pub. L. No. 107-204, 116 Stat. 745-810; all as amended; and any and all statutory and common law rights whether arising at law or in equity, including, but not limited to, torts, estoppel, waiver, personal injury, contract, fraud, misrepresentation, defamation, slander, breach of duty or negligence of or by the Company.

B.Notwithstanding anything in this Agreement to the contrary, (1) the general waiver and release includes claims existing through the date Employee signs this Agreement even if Employee does not know or suspect that such claims exist prior to such date, but Employee does not waive or release any claims or rights that may arise after the date Employee signs this Agreement; (2) to the extent Employee may have vested rights under the terms of ERISA plans sponsored by the Company, Employee’s rights to such vested benefits are not waived and shall continue to be governed by the terms of the applicable plans, if any; and (3) the general waiver and release does not apply to any claim that cannot be released by private agreement under applicable law.

C.Employee further acknowledges, understands, and agrees that the general waiver and release set forth in this Section releases the Company from liability for any alleged discrimination, retaliation, hostile work environment, or other act or omission that could be the subject matter of any administrative charge or complaint Employee has filed or may subsequently file against Company with the National Labor Relations Board (“NLRB”) or with the Equal Employment Opportunity Commission (“EEOC”) or any comparable federal, state, or local agency. Employee further acknowledges, understands, and agrees that the general waiver and release operates as a waiver and release of Employee’s right to recover in any such administrative proceeding as well as her right to recover in any action brought on her behalf by any other party, including, but not limited to, any federal, state, or local agency.

D.Company hereby releases Employee of and from any and all claims, demands, actions, liabilities or damages (including attorneys' fees), whether known or now unknown (including but not limited to claims arising out of or relating in any way whatsoever to Employee’s employment with Company and separation from such employment) existing or occurring on or prior to the date Employee signs this Agreement other than claims arising from Employee’s willful and intentional fraud.

6.OWBPA Acknowledgment. Employee acknowledges that (a) she is hereby advised to consult with an attorney of her choice, prior to signing this Agreement, concerning the meaning and effect hereof, (b) Employee fully understands the meaning and effect of her action in executing this Agreement, (c) Employee has the right to take up to 21 days within which to consider this Agreement, and Company’s offer of this Agreement will remain open until the 21 day period expires (provided that any modifications made to this Agreement shall not further extend such 21 day period), (d) if Employee signs this Agreement, for a period of 7 days after signing it, Employee may revoke the Agreement and it will not become effective and enforceable until this 7-day revocation period has expired, (e) Employee understands that nothing in the Agreement operates to waive any claims that arise after this Agreement is executed, (f) Employee’s execution of this Agreement is knowing and voluntary, and (g) the consideration Employee will receive under the terms of this Agreement is in addition to what she is otherwise entitled. To revoke this Agreement, Employee must provide written notice to Company's CEO within 7 days after she signs it. Employee is permitted to, but not required to, sign this Agreement prior to the end of the 21-day period in which she has to consider it; if Employee signs the Agreement sooner than 21 days, Employee acknowledges that her decision to do so is knowing and voluntary and not coerced or encouraged in any way by Company. Any severance or payment due under Section 1 shall not be made by the Company until the payroll date next following the expiration of the execution of this Agreement and any applicable waiver period.

7.Confidentiality. Information regarding this Agreement, its terms and/or the nature of Employee’s departure from the Company will be maintained in confidence by Employee. Except for public filings required under securities or other applicable laws, Company will provide only job title, salary verification and employment dates for Employee when contacted by third-parties.

8.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

9.Prior Restrictive Covenants; Entire Agreement. Employee hereby ratifies and confirms her continuing obligations under every Nondisclosure or other Proprietary Information Agreement between Employee and the Company, including without limitation the Employment Agreement and otherwise with respect to non-solicitation and confidentiality. Except for all such obligations, this Agreement constitutes the entire agreement between the parties and supersedes any prior communications, agreements or understandings, whether oral or written, between the parties arising out of or relating to Employee’s employment with and interest in the Company and the termination of that employment and any such interest. Other than the terms of this Agreement, no other representation, promise or agreement has been made with Employee to cause her to sign this Agreement.

If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before 5 pm on September 11, 2013. If the Company does not receive a signed original on or before the above-stated time and date, then this offer shall be revoked and Employee shall not be entitled to any of the separation benefits stated above.

SIGNED AND SEALED AS OF __________________, 2013.

OMNIMETRIX, LLC    EMPLOYEE

By:         __________________ (SEAL)
Name: _____________________        Deena P. Redding
Title: ______________________
[Company Seal]